Exhibit 99.1

F & M Bank Corp. Announces Capital Raise

TIMERVILLE, VIRGINIA (March 21, 2014) – F & M Bank Corp. (the “Company”) (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announced today the successful completion of a private placement of its common stock.  The Company sold through a private placement 774,231 shares of its common stock at a price of $16.50 per share.  The net proceeds of the private placement, after placement agent discounts and commissions and estimated expenses, are approximately $12.0 million.

The Company engaged investment banking firms FIG Partners, L.L.C. and Compass Point Research & Trading, LLC to act as placement agents to assist with the private placement.  The Company intends to use the net proceeds of this offering for general corporate purposes, including organic growth, new market expansion and possible future acquisitions.

The Company also announced a proposed public offering of up to $10 million of mandatorily convertible preferred stock.

The preferred stock may not be sold nor may offers to buy be accepted prior to the time a registration statement relating to the preferred stock becomes effective.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About F & M Bank Corp.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank's nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, Virginia and Fishersville, Virginia and through its subsidiary, VBS Mortgage located in Harrisonburg, Virginia. Additional information may be found by contacting us on the internet at www.FMBankVA.com or by calling (540) 896-8941.

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

CONTACT INFORMATION
INVESTOR RELATIONS CONTACT:
Neil Hayslett
EVP/CAO
Farmers & Merchants Bank
540-896-8941
NHayslett@FMBankVA.com